Exhibit 99.1

MCEWEN MINING Q3 2013 RESULTS

36,494 Gold Eq. Produced — Cash Cost $749/oz — All-In Sustaining Cost $1,081/oz

El Gallo 1 Mine Expansion Ahead of Schedule & Below Budget

(All Amounts in US Dollars Unless Otherwise Stated)

TORONTO, ONTARIO - (November 8, 2013) - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to provide a summary of the Company’s Q3 2013 operating results.

Q3 Highlights

•             Company earnings during the quarter totaled $3.3 million ($0.01 per share).

•             Earnings from mining operations during the quarter totaled $15.4 million.

•             Gold equivalent production* increased to 36,494 ounces (20,483 gold ounces and 832,594 silver ounces). This is 45% higher than Q3 2012 and 1% higher than Q2 2013.

•             On target to meet 2013 full-year guidance of 130,000 gold equivalent ounces.

•             Total cash costs and all-in sustaining costs were $749 and $1,081 per gold equivalent ounce. Total cash costs were 7% lower than Q3 2012. Total cash costs and all-in sustaining costs were consistent with previous quarter.

•             El Gallo 1 mine expansion is ahead of schedule with completion expected near the end of Q1 2014 versus the end of Q2 2014. The estimated cost to complete the expansion has been reduced to $3 million from $5 million.

•             Environmental Impact Statement (EIS) permit for El Gallo 2 was approved by the Mexican federal government. Final Change of Land Use is being reviewed by the state government and a decision is  expected during Q1 2014.  The Change of Land Use is the last approval needed in order to begin construction and operations under the mill scenario.

•             Studies are being conducted at El Gallo 2 in order to reduce the estimated capital expenditures by $20 million from the initial $180 million estimate. Provided the Company realizes these savings, remaining capital expenditures are estimated at approximately $150 million should the Company proceed.

•             Los Azules copper project Preliminary Economic Assessment (PEA) published showing a pre-tax Net Present Value of $3 billion (8% discount rate) and an Internal Rate of Return of 17.7%.

•             At September 30, 2013, the Company had $32.6 million in liquid assets and no debt.

* Gold equivalent calculated by converting silver into gold using a 52:1 exchange ratio. This ratio was established on January 30, 2013 and was used to budget the Company’s 2013 gold equivalent production. The silver/gold ratio does not take into account metallurgical recoveries.

Financial Highlights

During Q3, 2013 McEwen Mining earned $3.3 million ($0.01 per share) versus a loss of $2.7 million (-$0.01 per share) in the comparable period, 2012. Earnings from mining operations during the quarter totaled $15.4 million versus $26.4 million in Q3, 2012 but up from $5.9 million in Q2 2013. Earnings from mining operations were down year over year despite increased production due to an unusually high build up of gold and silver inventory during Q2 2012, which was subsequently sold during Q3 2012 and lower spot prices for both metals.

At September 30, 2013, McEwen Mining had cash and liquid assets of $32.6 million, comprised of cash totalling $31.1 million with gold and silver valued at $1.5 million. The Company remains debt free. In addition, McEwen Mining is owed $10.1 million from the Mexican government in the form of a tax refund, which is expected by year-end.

Major expenditures during the quarter included $0.5 million for the El Gallo 1 mine expansion, $2.6 million in exploration costs, $2.4 million in annual land payments, and $2.5 million in general and administrative expenses. The Company also made payments totalling $1.2 million towards the construction of the El Gallo 2 ball mill (to date $2.4 million of the $4.8 million total has been spent for the mill).

San José Mine, Argentina (49%)

Production for McEwen Mining’s share in the San José mine during Q3 2013 was 28,467 gold equivalent ounces (converting silver into gold using a 52:1 ratio), consisting of 12,549 gold ounces and 827,726 silver ounces. San José is on track to meet its production guidance for the third consecutive year. Production guidance for McEwen Mining’s share of San José in 2013 is 102,700 gold equivalent ounces.

Gold equivalent total cash costs for Q3 2013 equalled $749 per ounce. This is 7% lower than Q3 2012 and consistent with the previous quarter. Costs have been declining due to increased production and a declining Argentine peso.  All-in sustaining costs were slightly higher than Q2 2013 by 3% at $1,003 per gold equivalent ounce. This increase is due to the timing of gold and silver sales.

San José Mine Production Results

San José — 100%*	Q3 2013	Q2 2013	Q3 2012
Ore production (tonnes)	131,592	140,816	136,577
Average grade gold (gpt)	6.59	6.34	5.24
Average head silver (gpt)	446	407	402
Average gold recovery (%)	91.9	89.3	91.1
Average silver recovery (%)	89.5	85.5	87.9
Gold produced (ounces)	25,610	25,610	20,967
Silver produced (ounces)	1,689,237	1,575,442	1,552,358
Gold sold (ounces)	24,713	31,974	29,126
Silver sold (ounces)	1,655,699	1,991,030	2,165,789
Co-product total cash cost Au (US$/oz)	844	878	806
Co-product total cash cost Ag (US$/oz)	12.99	12.40	15.34
Gold equivalent total cash cost (US$/oz)	749	751	804
Co-product all-in sustaining cash cost Au (US$/oz)	1,131	1,137	1,130
Co-product all-in sustaining cash cost Ag (US$/oz)	17.39	16.06	21.62
Gold equivalent co-product all-in sustaining cash cost (US$/oz)	1,003	972	1,127

McEwen Mining — 49% Share
Gold produced (ounces)	12,549	12,549	10,274
Silver produced (ounces)	827,726	771,967	760,655
Gold equivalent¹ produced (ounces)	28,467	27,394	24,902

*   McEwen Mining holds a 49% attributable interest in the San José mine.

In October, McEwen Mining and Hochschild Mining, its partner at San José, entered into an agreement to contribute their respective exploration properties around the mine to the San José joint venture (Fig. 1). There are many benefits to combining these respective exploration properties: 1) allows McEwen Mining to increase its exposure to the exploration potential surrounding the San José mine and Goldcorp’s Cerro Negro project; 2) both sets of properties will now benefit from the geological expertise of the San José staff; 3) any discovery can now be processed at the existing mill, limiting the need for new infrastructure; and 4) tax efficiencies.

El Gallo 1 Mine, Mexico (100%)

In Q3 2013 the El Gallo 1 mine produced 8,027 gold equivalent ounces, consisting of 7,934 gold ounces and 4,868 silver ounces. The mine remains on track to meet its production guidance of 27,300 gold equivalent ounces in 2013.

Total cash costs equaled $747 per gold equivalent ounce, below full year guidance of $750-$850 per ounce, but up slightly versus Q2 2013 due to: 1) higher strip ratio during the quarter, and 2) tonnes processed were lower, due to the rainy season, which was expected.

All-in sustaining costs totaled $1,066 per gold equivalent ounce in Q3 2013, which was 10% lower than Q2 2013 due to less pre-strip and exploration activity.

El Gallo 1 is currently being expanded from 3,000 to 4,500 tonnes per day. The expansion is ahead of schedule with completion expected at the end of Q1 2014 versus the earlier estimate of end of Q2 2014. The cost to complete the expansion has been reduced to $3 million from $5 million. The cost is lower than expected due to a large contingency that was initially included but has since been reduced. The increased capacity, combined with higher grades as mining moves deeper in the pit, is expected to increase production from 27,300 gold equivalent ounces in 2013, to 37,500 gold equivalent ounces in 2014 and 75,000 gold equivalent ounces by 2015. (Expansion photos can be viewed in Fig. 2).

El Gallo Phase 1 Mine Production Results

	Q3 2013	Q2 2013	Q1 2013
Ore production (tonnes)	289,382	346,896	295,173
Average grade gold (gpt)	1.31	1.34	1.10
Gold produced (ounces)	7,934	8,439	6,673
Silver produced (ounces)	4,868	6,341	5,640
Gold equivalent produced (ounces)	8,028	8,561	6,781
Gold sold (ounces)	8,743	7,897	8,085
Silver sold (ounces)	3,000	6,400	7,800
Gold equivalent total cash cost (US$)	747	713	770
Gold equivalent co-product all-in sustaining cash cost (US$)	1,066	1,183	1,465

*    Gold recoveries are projected to reach 70% through on-going leaching.

El Gallo 2, Mexico (100%)

The Environmental Impact Statement (EIS) permit for El Gallo 2 was approved by the federal Mexican Secretariat of Environment and Natural Resources (SEMARNAT). The final Change of Land Use permit is being reviewed by the state government and a decision is expected during Q1 2014.  This final permit would allow construction and operations to commence at El Gallo 2 under the mill scenario.

Studies are being conducted in order to reduce the estimated capital expenditures related to El Gallo 2 by $20 million from the initial $180 million estimate. Savings are expected in the following areas: 1) reduction in the number of leach tanks, 2) smaller Merrill Crowe process plant / refinery, 3) modular crushers, and 4) reduction in number of transformers. These changes are expected to have minimal impact on annual production. To date $10 million of the final construction cost has been spent. Provided the company realizes on these projected savings and factoring in the funds that have been spent to date, approximately $150 million would be required in order to complete the mill scenario.

McEwen Mining also conducted follow-up tests to help determine if heap leaching is a viable process alternative to milling. The follow-up work confirms earlier test results, which suggest silver recoveries through heap leaching would be between 55-60%. While the heap leaching alternative would substantially reduce the estimated initial capital, it would also decrease production from an estimated 105,000 gold equivalent ounces to approximately 60,000 gold equivalent ounces. The Company has not made a decision on the final process method as this will be determined by timing of permits, availability of capital and precious metal prices.

Los Azules Copper Project, Argentina (100%)

In September, McEwen Mining announced an updated PEA for the Los Azules Copper project. The results from the PEA demonstrate that Los Azules has the potential to become one of the largest, lowest cost copper mines in the world. In addition, there remains excellent exploration potential to further expand the size of the existing mineral resource. Highlights from the PEA are shown below:

•                      Pre-tax Net Present Value of $3.0 billion (8% discount rate) and an Internal Rate of Return of 17.7%.

•                      Annual copper production during years 1-5 to average 258,000 tonnes (568 million lbs), which would have placed it in the top 3%(1) of copper mines in the world during 2012. Life of mine annual copper production to average 171,000 tonnes (377 million lbs) over 35 years.

•                      Indicated resource of 5.4 billion pounds of copper (grading 0.63% Cu) and 0.8 million ounces of gold (389 million tonnes with a cut-off grade of 0.35% Cu) and Inferred resource of 14.3 billion pounds of copper (grading 0.46%) and 2.6 million ounces of gold (1,397 million tonnes with a cut-off grade of 0.35% Cu).

•                      Initial capital costs to construct the mine and process plant have been estimated at $3.9 billion with a payback on a pre-tax basis has been estimated at 3.8 years at $3.00/lb copper and $1,300/oz gold.

(1) Based on internal market data.

The PEA is preliminary in nature and includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the PEA will be realized.

The PEA has been filed under the Company’s profile on SEDAR (www.sedar.com) pursuant to the requirements of Canadian National Instrument 43-101 and is also available on the Company’s website — www.mcewenmining.com.

Gold Bar Project, Nevada (100%)

McEwen Mining continues to advance the Gold Bar permitting process for construction and production. Gold Bar is forecasted to produce 50,000 ounces gold per year for 8 years at a cash cost of $700 per ounce. The project is located primarily on public lands managed by the Bureau of Land Management (BLM). The BLM and the Nevada Division of Environmental Protection (NDEP) are the primary government agencies responsible for approving the permits that would allow the Company to begin construction. In Q3 2013, the Company completed one water well for future operations and plans to submit the Plan of Operations by year-end.

Exploration Activities

1) Grass Valley Project (70%), Nevada

In Q3 2013, additional geochemical sampling was completed at Grass Valley with our partner Nevada Exploration using their water sampling technologies. Located south of Barrick’s Cortez mine, which is one of the world’s largest and lowest cost mines in the world (1.4 million ounces produced in 2012, $270 cash cost in Q3 2013 as reported by Barrick Gold). The water sampling technologies can detect gold in very small amounts. The goal is to make a Cortez style discovery underneath the pediment cover where limited drilling has taken place. The Company expects to begin drilling in Q1 2014.

2) Keystone (100%), Nevada

In addition to Grass Valley, McEwen Mining will also complete a water geochemical sampling program around its 100% owned Keystone project, located 11 km southeast of Grass Valley where initial results have been encouraging (Fig. 3).

3) Tonkin Project (100%), Nevada

The Tonkin project has a current resource of 1.4 million gold ounces in the measured and indicated categories (32.3 million tonnes @ 1.39 gpt gold) and 0.3 million gold ounces in the inferred (8.4 million tonnes @ 1.13 gpt gold). Metallurgical tests are currently underway to determine if there is an economic method to process the Tonkin mineralization. Recent test results indicated that approximately 50-55% of the gold would report to a concentrate. SGG Lakefield is performing sub-microscopic test work in order to improve the percentage reporting to a concentrate.

4) Santa Cruz, Argentina (100%)

On November 1, the Company commenced a drill program at the Octubre project, one of its 100% owned properties in Argentina. The Octubre project is located approximately 70 km southwest from Yamana’s Cerro Morro project (Fig. 4). Approximately 20 holes will be drilled this quarter using reverse circulation drilling. Shallow holes are being completed to follow up strong channel sample results, which included:

Channel Sample Results — Octubre Project

Sample	Au (g/t)	Ag (g/t)
VHV031013-01	8.856	1,533.80
VHV031113-14	2.140	132.68
VHV032113-02	2.748	247.22
VHV032113-19	2.959	115.01

Q3 Conference Call Details

McEwen Mining will be hosting a conference call to discuss the Q3 2013, results and project developments on November 8, 2013 11 am EST

WEBCAST:

http://www.gowebcasting.com/lobby/5090/

TELEPHONE:

Participant dial-in number(s):

416-695-7806 / North American Toll Free 888-789-9572 / Global Toll Free 800-8989-6336

Participant pass code: 7415141

REPLAY:

Dial-in number(s): 905-694-9451 / 800-408-3053

Pass code: 4407673

ABOUT MCEWEN MINING (www.mcewenmining.com)

The goal of McEwen Mining is to qualify for the S&P 500 by creating a high growth gold/silver producer focused in the Americas. McEwen Mining’s principal assets consist of the San José mine in Santa Cruz, Argentina (49% interest), the El Gallo 1 mine and El Gallo 2 project in Sinaloa, Mexico, the Gold Bar project in Nevada, USA, and the Los Azules copper project in San Juan, Argentina.

As of November 1, 2013, McEwen Mining has an aggregate of 297,159,359 million shares of common stock outstanding and issuable upon the exchange of the exchangeable shares. Rob McEwen, Chairman and Chief Owner, owns 25% of the shares of the Company (assuming all outstanding Exchangeable Shares are exchanged for an equivalent amount of Common Shares).

TECHNICAL INFORMATION

This news release has been reviewed and approved by William Faust, PE, McEwen Mining’s Chief Operating Officer, who is a Qualified Person as defined by National Instrument 43-101 (“NI 43-101).

El Gallo: for additional information about the El Gallo complex see the technical report titled “Resource Estimate for the El Gallo Complex, Sinaloa State, Mexico” dated August 30, 2013 with an effective date of June 30, 2013, prepared by John Read, C.P.G., and Luke Willis, P. Geo. Mr. Read and Mr. Willis are not considered independent of the Company as defined by NI 43-101. Los Azules: for additional information about the Los Azules project see the technical Report titled “Los Azules Porphyry Copper Project, San Juan Province, Argentina” with an effective date of August 1, 2013, prepared by Richard Kunter, FAUSIMM, Robert Sim, PGeo, Bruce M. Davis, PHD, FAUSIMM, James K. Duff, PGeo, William L. Rose, PE, and Scott C. Elfen, PE, all of whom are qualified persons and all of whom but James K. Duff are independent of McEwen Mining, each as defined by NI 43-101.  Tonkin Project: For information about the Tonkin project see the technical report titled “Technical Report on Tonkin Project” dated and with an effective date of May 16, 2008. The report was prepared by Alan C. Noble, P.E., Ore Reserves Engineering and Richard Gowans, Micon International, and Steven Brown (then US Gold Corporation) all of whom are qualified persons and all of whom but Mr. Brown are independent of McEwen Mining, each as defined by NI 43-101. Gold Bar: For information about the Gold Bar project see the technical report titled “NI 43-101 Technical Report on Resources and Reserves Gold Bar Project, Eureka County, Nevada” dated February 24, 2012 with an effective date of November 28, 2011, prepared by J. Pennington, C.P.G., MSc., Frank Daviess, MAusIMM, Registered SME, Eric Olin,, MBA, RM-SME, MSc, Herb Osborn, P.E, Joanna Poeck, MMSA, B. Eng., Kent Hartley P.E. Mining, SME, BSc, Mike Levy, P.E, P.G, MSc., Evan Nikirk, P. E., Mark Allan Willow, M.Sc, C.E.M. and Neal Rigby, CEng, MIMMM, PhD, all of whom are qualified persons and all of whom are independent of McEwen Mining, each as defined by NI 43-101.

The foregoing news release and technical reports are available under the Corporation’s profile on SEDAR (www.sedar.com).

There are significant risks and uncertainty associated with commencing production or changing production plans without a feasibility, pre-feasibility or scoping study. The proposed expansion to El Gallo Phase 1 has not and may not be explored, developed or analyzed in sufficient detail to complete an independent feasibility or pre-feasibility study and may ultimately be determined to lack one or more geological, engineering, legal, operating, economic, social, environmental, and other relevant factors reasonably required to serve as the basis for a final decision to complete the expansion of all or part of this project.

RELIABILITY OF INFORMATION REGARDING THE SAN JOSÉ MINE

Minera Santa Cruz S.A., the owner of the San José mine, is responsible for and has supplied to the Company all reported results from the San José mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release. As the Company is not the operator of the San José mine, there can be no assurance that production information reported to the Company by MSC is accurate, the Company has not independently verified such information and readers are therefore cautioned regarding the extent to which they should rely upon such information.

CAUTIONARY NOTE REGARDING NON-GAAP MEASURES

In this report, we have provided information prepared or calculated according to U.S. GAAP, as well as provided some non-U.S. GAAP (“non-GAAP”) performance measures.  Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

Total cash costs consist of mining, processing, on-site general and administrative costs, community and permitting costs related to current explorations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs.  All-in sustaining cash costs consist of total cash costs (as described above), plus environmental rehabilitation costs, mine site exploration and development costs, and sustaining capital expenditures. In order to arrive at our consolidated all-in sustaining costs, we also include corporate general and administrative expenses. Depreciation is excluded from both total cash costs and all-in sustaining cash costs.  Total cash cost and all-in sustaining cash cost per ounce are calculated on a co-product basis by dividing the respective proportionate share of the total cash costs and all-in sustaining cash costs for the period attributable to each metal by the ounces of each respective metal sold. A reconciliation to the nearest U.S. GAAP measure is provided in McEwen Mining’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

CAUTIONARY NOTE TO US INVESTORS REGARDING RESOURCE ESTIMATION

McEwen Mining prepares its resource estimates in accordance with standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in Canadian National Instrument 43-101 (NI 43-101). These standards are different from the standards generally permitted in reports filed with the SEC. Under NI 43-101, McEwen Mining reports measured, indicated and inferred resources, measurements, which are generally not permitted in filings made with the SEC. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves. U.S. investors are cautioned not to assume that any part of measured or indicated resources will ever be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

For further information contact:

Sheena Scotland Investor Relations Tel: (647) 258-0395 ext 410 Toll Free: (866) 441-0690 Fax: (647) 258-0408 Facebook: facebook.com/mcewenrob Twitter: twitter.com/mcewenmining	Mailing Address 181 Bay Street Suite 4750 Toronto, ON M5J 2T3 PO box 792 E-mail: info@mcewenmining.com

McEWEN MINING NYSE MUX TSX

Fig. 1: San José Mine Land Position Before/After Combining with Hochschild

November 2013

Before

McEwen (49%)
Hochschild (51%)
San José Mine
Hochschild
Hochschild
Coeur d'Alene
McEwen
McEwen
Goldcorp Cerro Negro
McEwen
0 5 10
Km

After

McEwen (49%)
Hochschild (51%)
San José Mine
Coeur d'Alene
Goldcorp Cerro Negro
0 5 10
Km

McEWEN MINING NYSE MUX TSX
November 2013

Fig. 2: El Gallo 1 Mine Expansion Photos (Mexico)

El Gallo 1 mine heap leach pad expansion completed.

Pre-stripping ramping up to support higher throughput in 2014.

Two new carbon columns arrive at the El Gallo 1 mine.

New process tanks arrive at the El Gallo Mine.

McEWEN MINING NYSE MUX TSX

Fig. 3: Grass Valley Project Location (Nevada)

November 2013

Area
Shown
NEVADA
Barrick
Cortez Hills
Grass Valley
Tonkin
Keystone
Gold Bar
McEwen
McEwen JV
Barrick
Gold Discovery
Barrick
Ruby Hill Mine
0
10
20
Km
N

Fig. 4: Octubre Project Location (Argentina)

November 2013

McEwen/Hochschild
San José
Goldcorp
Cerro Negro
Area
Shown
ARGENTINA
Yamana
Cerro Morro
Anglo Gold
Cerro Vanguardia
McEwen
Octubre
Coeur
Mina Martha
Pan American Silver
Manantial Espejo
Mine
Deposit
Deseado Massif
0
50
100
Km
N